UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2011

Cardiovascular Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-52082	41-1698056
(Commission File Number)	(IRS Employer Identification No.)

651 Campus Drive

St. Paul, Minnesota 55112-3495

(Address of Principal Executive Offices and Zip Code)

(651) 259-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On June 30, 2011, we issued to Partners for Growth III, L.P. (“PFG”) a senior convertible promissory note with a principal amount of $3,500,000 in exchange for a loan of the same amount pursuant to the terms of that certain Loan and Security Agreement between the Company and PFG, dated April 14, 2010. At any time prior to the maturity date of April 15, 2015, PFG may at its option convert any amount of the note into shares of our common stock at the rate of $13.64 per share, which equals the ten-day volume weighted average price per share of our common stock prior to the date of our request for the loan. We issued the note pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). PFG represented that it is an accredited investor. This brief description of the note is only a summary of the material terms and is qualified in its entirety by reference to the description of the loan agreement and corresponding form of note set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2010.

On June 13, 2011, June 27, 2011 and June 28, 2011, we issued to PFG an aggregate of 51,760, 155,280 and 155,280 shares of common stock, respectively, as a result of PFG’s election to convert a $3,500,000 loan to the Company into shares of the Company’s common stock at a conversion price of $9.66 per share and in accordance with the conversion terms set forth in the note for the loan. We issued the shares pursuant to Rule 506 of Regulation D promulgated under the Securities Act. PFG represented that it is an accredited investor.

Since the end of our fiscal quarter ended March 31, 2011, we issued an aggregate of 206,948 shares of common stock pursuant to the cashless exercise of unregistered warrants to acquire an aggregate of 482,793 shares having a weighted average exercise price of $7.72 per share. The issuance of the shares was exempt from registration by virtue of Section 3(a)(9) of the Securities Act.

Since the end of our fiscal quarter ended March 31, 2011, we issued an aggregate of 8,575 shares of common stock pursuant to the cash exercise of unregistered warrants having a weighted average exercise price of $8.80 per share. We issued the shares pursuant to Rule 506 of Regulation D promulgated under the Securities Act. Each warrant holder represented that it is an accredited investor.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2011

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer